Exhibit (32.1)

Written Statement of the President and Chief Executive Officer

Pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned President and Chief Executive Officer of Oshkosh Corporation (the “Company”), hereby certify, to the best of my knowledge, that the quarterly report on Form 10-Q of the Company for the quarter ended June 30, 2011 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/S/ Charles L. Szews
Charles L. Szews
July 28, 2011